Exhibit 99.1

ADMA Biologics Announces First Quarter 2025 Financial Results and Provides Business Update

1Q 2025 Total Revenue of $114.8 Million (Adjusted Total Revenue(1) of $118.6 Million), a 40% YoY Increase

1Q 2025 GAAP Net Income of $26.9 Million, a 51% YoY Increase

1Q 2025 Adjusted EBITDA(2) of $47.9 Million, an 81% YoY Increase

1Q 2025 Adjusted Net Income(3) of $33.3 Million, an 87% YoY Increase

1Q 2025 Total Cash and Receivables Grew to Approximately $171 Million

FDA Approved Yield Enhancement Process Anticipated to Provide 20% Production Output Enhancement from Same Starting Plasma Volume, and Support Revenue Growth and Margin Expansion Opportunity

FY 2025 and 2026 Total Revenue Guidance Increased to More than $500 Million and $625 Million, Respectively

FY 2025 Adjusted Net Income Guidance Reiterated to be $175 Million or More and 2026 Adjusted Net Income Guidance Increased to $245 Million

FY 2025 and 2026 Adjusted EBITDA Guidance Increased to More Than $235 Million and $340 Million, Respectively

Authorization of $500 Million Share Repurchase Program

Debt Reorganization Reduces ADMA’s Cost of Debt Capital by 1.1% Nominally

Total Annual Revenues Expected to be Realized Prior to 2030 Now Increased to $1.1 Billion or More, with Anticipated Outsized Earnings Growth from Current Margin Levels

RAMSEY, N.J. and BOCA RATON, FL, May 07, 2025 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), a U.S. based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its first quarter 2025 financial results and provided a business update.

"The start to 2025 has been a transformational period for ADMA, with the recent U.S. Food and Drug Administration (FDA) approval of our yield enhancement production process, which we believe paves the way for meaningful forward looking revenue growth and margin expansion, ultimately creating durable stockholder value. ADMA delivered outstanding financial and operational results in the first quarter of 2025, with total reported revenues and Adjusted EBITDA growing by 40% and 81% year-over-year, respectively," said Adam Grossman, President and CEO. "We believe this strong performance underscores the leverageable foundation and capabilities of our business model, driven by a robust portfolio of immunoglobulin (IG) therapies and a deeply embedded commercial footprint within the immunocompromised patient population.”

(1)	Adjusted Total Revenue is a non-GAAP financial measure. For a reconciliation of Adjusted Revenue to the most comparable GAAP measure, see the reconciliation included in the financial tables.
(2)	Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, see the reconciliation included in the financial tables.
(3)
Adjusted Net Income is a non-GAAP financial measure. For a reconciliation of Adjusted Net Income to the most comparable GAAP measure, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.

Mr. Grossman continued, "We believe our U.S.-based manufacturing footprint and fully controlled, end-to-end supply chain provide substantial insulation from geopolitical and global trade challenges potentially impacting multi-national pharma competitors. With long-term, high-titer plasma supply agreements in place and record internal plasma collections, we believe the Company is well-positioned to scale efficiently and deliver on the upwardly revised near- and long-term financial guidance. ADMA’s strong balance sheet, including approximately $171 million in cash and receivables, as well as the reduced cost of debt and significant forecasted cash generation, should further protect the Company from broader equity and credit market volatility.  Additionally, we are pleased to announce that our Board of Directors has authorized a share repurchase program, providing for up to $500 million in total common stock repurchases, accounting for approximately 8% of ADMA’s current market capitalization. We believe this repurchase program represents a value-enhancing deployment of capital in the context of ADMA’s top-tier growth outlook and the Company’s forecasted terminal earnings power. The Company will utilize this repurchase program opportunistically to maximize stockholder value."

"We anticipate meaningful forward-looking financial uplift from our recently approved yield enhancement production process, which is expected to increase finished IG output by 20% from the same starting plasma volume. We think these advancements should further de-risk our growth outlook and enhance our ability to expand new patient starts, deepen penetration into the complex and refractory primary immunodeficiency market, and advance our R&D pipeline from a position of strength. We believe ADMA is purpose-built for long-term value creation, powered by proprietary innovation, operational scalability, and an unwavering commitment to uninterrupted patient care," Mr. Grossman concluded.

Financial Guidance:

Potential benefits and accretion from the FDA approval of ADMA’s yield enhancement production process remain excluded from the upwardly revised 2025 guidance ranges and are conservatively contemplated in the increased 2026 guidance ranges.

•	FY 2025 and 2026 total revenue increased to more than $500 million and $625 million or more, respectively

•	FY 2025 Adjusted Net Income reaffirmed to be $175 million or more and FY 2026 Adjusted Net Income is now increased to $245 million or more

•	FY 2025 and 2026 Adjusted EBITDA increased to more than $235 million and $340 million or more, respectively

•	Pre-2030 total annual revenue guidance increased to $1.1 billion or more, with anticipated outsized earnings growth from current margin levels

Recent 1Q 2025 Business Updates & Objectives:

•
Insulated business model. ADMA is a U.S.-based company with all manufacturing operations, end-market sales, and customer engagements conducted exclusively within the United States. The tariffs that have been implemented on foreign goods, services and manufacturing are not anticipated to have an impact on ADMA and its supply chain or production operations.  We believe our strategic infrastructure not only ensures enhanced supply chain robustness, resilience and regulatory compliance but also aligns with increasing federal and private sector preferences for U.S.-made products and services. By maintaining complete operational control within the U.S., we believe ADMA is uniquely well-positioned to capitalize on national economic incentives and deliver reliable, secure, and high-quality offerings to its domestic customer base.

•
FDA approval of innovative yield enhancement production process. The recent regulatory approval represents a pivotal milestone for ADMA, unlocking meaningful acceleration in our forecasted revenue and earnings trajectory beginning in late 2025 and accelerating further into 2026 and beyond. As the first U.S. producer of plasma-derived products to achieve regulatory approval for its innovative yield enhancement production process, ADMA continues to demonstrate its leadership in modernizing and innovating plasma fractionation through agile, forward-thinking scientific development and execution.

•
Robust ASCENIV demand. Across all forward-looking demand metrics, ASCENIV continues to trend to record highs through 1Q 2025 and subsequent periods; as a result, the Company expects ASCENIV’s total revenue share to expand throughout 2025 and beyond. As ASCENIV’s benefit in real-world patient outcomes continues and long-term high-titer plasma supply contracts ramp up, ADMA anticipates accelerating ASCENIV’s new patient starts and deepening penetration in existing institutions, which would significantly expand its peak revenue potential beyond current levels.

•
Debt reorganization further reduces ADMA’s cost of debt capital. ADMA has reorganized its outstanding debt, by paying down all but $2.5 million of its term loan with Ares Capital with available proceeds from its revolving credit facility. The reorganization provides for a 1.1% nominal reduction of ADMA’s cost of debt. Additionally, as forecasted cash continues to grow, ADMA remains committed to optimizing its capital structure and continuing to organically pay down its total debt.

•
Strengthened balance sheet and optimizing cost of capital. ADMA ended the first quarter with $171 million in total cash and receivables.  The Company anticipates further balance sheet improvements in 2025, driven by projected Adjusted EBITDA growth, sustained cash generation, and continued optimization of its capital structure.

•
Authorization of $500 million share repurchase program. In keeping with ADMA’s alignment with stockholders and unwavering commitment to generating sustained stockholder value, the Company has recently authorized a common stock repurchase program of up to $500 million, representing approximately 8% of ADMA’s current market capitalization. The Company will be opportunistic in deploying these repurchases, which we believe will be enabled by a strong balance sheet position and forecasted earnings and cash generation.

•
Leveraging robust IP estate and innovative R&D engine. ADMA anticipates generating initial, proof of concept animal data before year-end 2025 for its lead R&D pipeline program, SG-001, a hyperimmune globulin targeting S. pneumonia. If approved, SG-001 represents potential upside to the current financial guidance, and ADMA believes the product has the potential to generate $300-500 million or more in high margin annual revenue, with IP protection through at least 2037.

•
Unique asset durability and terminal value. ASCENIV’s robust intellectual property estate, covering proprietary plasma screening assays, unique plasma pooling, and methods of IG use, secures brand protection through at least 2035, with potential IP extensions beyond 2035. The Company is confident that regulatory barriers and proprietary know-how further safeguard ASCENIV’s branded growth, potentially well beyond 2035. This comprehensive IP portfolio, encompassing IG treatment for all viral-induced respiratory infections, supports ADMA’s expectation that ASCENIV is well-positioned to deliver long-term branded growth. We believe ASCENIV may generate one of the most durable earnings streams in the sector.

First Quarter 2025 Financial Results:

Total reported revenue was $114.8 million for the quarter ended March 31, 2025, as compared to $81.9 million for the quarter ended March 31, 2024, an increase of $32.9 million, translating to 40% year-over year growth. Adjusting for the one-time, voluntary product withdrawals during the quarter, total first quarter 2025 revenues would have been $118.6 million, representing approximately 45% year-over-year growth. This increase is primarily related to increased sales of ASCENIV, as we continue to experience increased physician, payer and patient acceptance and utilization of this product.

Gross profit was $61.1 million for the quarter ended March 31, 2025, as compared to $39.1 million for the quarter ended March 31, 2024. This gross profitability for the first quarter of 2025 translates to 53.2% compared to 47.8% for the comparable 2024 quarter.  Adjusting for the aforementioned voluntary product withdrawals, first quarter 2025 adjusted gross margins would have been 54.7%.  The improvement in gross margin is primarily driven by a significantly more favorable mix of higher margin IG sales in the first quarter of 2025 as compared to the first quarter of 2024, along with the operational efficiencies achieved resulting in a reduction in other manufacturing costs.

GAAP Net Income was $26.9 million for the quarter ended March 31, 2025, compared to GAAP net income of $17.8 million for the quarter ended March 31, 2024.  The increase was primarily due to the increase in operating income and lower interest expense.

Adjusted Net Income was $33.3 million for the quarter ended March 31, 2025, as compared to Adjusted Net Income of $17.8 million for the quarter ended March 31, 2024, translating to 87% year-over-year growth.

Adjusted EBITDA was $47.9 million for the quarter ended March 31, 2025, as compared to Adjusted EBITDA of $26.4 million for the quarter ended March 31, 2024, translating to 81% year-over-year growth. Adjusted EBITDA for the quarter includes all non-GAAP reconciliation items, including stock-based compensation, depreciation, amortization, and interest expense.

Conference Call Information:

To access the conference call seamlessly, participants are required to register for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join approximately 10 minutes prior to the event start (although you may dial in at any time during the call). Attendees who will not be asking a question during the call are encouraged to listen in to the live webcast here. An archived replay of the event will be available, located under “Events & Webcasts” in the investor section of the Company’s website at https://ir.admabiologics.com/events-webcasts.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is a U.S.-based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. Additionally, ADMA is developing SG-001, a pre-clinical, investigative hyperimmune globulin targeting S. pneumonia.  ADMA manufactures its immune globulin products and product candidates at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted Total Revenue, Adjusted EBITDA and Adjusted Net Income are useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted Total Revenue, Adjusted EBITDA and Adjusted Net Income as key performance measures because we believe that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted Total Revenue, certain non-recurring items, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items, and in the case of Adjusted Net Income, certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. Adjusted Total Revenue, Adjusted EBITDA and Adjusted Net Income should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted Total Revenue, Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing the Company’s financial performance.

Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income/loss, cash flows from operations, or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “position us,” “should,” “could,” “would,” “may,” “potential,” “opportunity” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s financial performance; total revenue, GAAP Net Income, Adjusted Net Revenue, Adjusted EBITDA, Adjusted Net Income and margins guidance in future periods and related timing in connection therewith;  revenue growth, margin expansion and production output capacity as a result of FDA approval of the yield enhancement process, and timing related thereto, as well as commercial and R&D program benefits as a result of such approval; the Company’s insulation from broader equity and credit market volatility; the expected benefits of our newly approved stock repurchase program; the impact of tariffs on the Company’s supply chain or production operations, and the benefits of being U.S. based; ASCENIV’s total revenue share and growth; ADMA’s senior credit facility and plans to further pay down its outstanding debt; our balance sheet; the benefits of our long-term, high-titer plasma supply agreements and impact on ASCENIV growth and financial performance; ability to deliver stockholder value; statements regarding SG-001 and revenue potential; and ASCENIV’s intellectual property estate. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

INVESTOR RELATIONS CONTACT:

Argot Partners | 212-600-1902 | ADMA@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2025	2024
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$71,625	$103,147
Accounts receivable, net	99,412	49,999
Inventories	172,188	170,235
Prepaid expenses and other current assets	8,589	8,029
Total current assets	351,814	331,410
Property and equipment, net	57,710	54,707
Intangible assets, net	452	460
Goodwill	3,530	3,530
Deferred tax assets, net	80,855	84,280
Right-to-use assets	8,020	8,634
Deposits and other assets	8,188	5,657
TOTAL ASSETS	$510,569	$488,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,607	$20,219
Accrued expenses and other current liabilities	31,560	33,962
Current portion of deferred revenue	143	143
Current portion of lease obligations	1,188	1,218
Total current liabilities	53,498	55,542
Senior notes payable, net of discount	72,527	72,337
Deferred revenue, net of current portion	1,512	1,547
End of term fee	1,313	1,313
Lease obligations, net of current portion	8,298	8,561
Other non-current liabilities	2	360
TOTAL LIABILITIES	137,150	139,660

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, 238,532,252 and 236,620,545 shares issued and outstanding at March 31, 2025 and December 31, 2024
	24	24
Additional paid-in capital	655,074	657,577
Accumulated deficit	(281,679)	(308,583)
TOTAL STOCKHOLDERS' EQUITY	373,419	349,018
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$510,569	$488,678

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended March 31,
	2025	2024
	(Unaudited, in thousands, except share and per share data)

REVENUES	$114,802	$81,875
Cost of product revenue	53,705	42,767
Gross profit	61,097	39,108

OPERATING EXPENSES:
Research and development	826	450
Plasma center operating expenses	1,286	1,005
Amortization of intangible assets	25	193
Selling, general and administrative	24,079	15,639
Total operating expenses	26,216	17,287

INCOME FROM OPERATIONS	34,881	21,821

OTHER INCOME (EXPENSE):
Interest income	608	384
Interest expense	(1,975)	(3,769)
Other expense	(64)	(35)
Other expense, net	(1,431)	(3,420)

INCOME BEFORE INCOME TAXES	33,450	18,401

Provision for income taxes	6,546	595

NET INCOME	$26,904	$17,806

BASIC EARNINGS PER COMMON SHARE	$0.11	$0.08
DILUTED EARNINGS PER COMMON SHARE	$0.11	$0.08

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	237,775,476	228,874,847
Diluted	244,676,350	236,414,374

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP TOTAL REVENUE TO ADJUSTED TOTAL REVENUE (1)

	Three months ended March 31,
	2025	2024
	(In thousands)
Revenues	$114,802	$81,875
Customer credits related to the Voluntary Withdrawal	3,837	-
Adjusted Revenues	$118,639	$81,875

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA (2)

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Net income	$26,904	$17,806
Depreciation	1,944	1,921
Amortization	25	193
Income taxes	6,546	595
Interest expense	1,975	3,769
EBITDA	37,393	24,284
Stock-based compensation	4,624	2,141
Customer credits related to the Voluntary Withdrawal	3,837	-
Yield Enhancement	902	-
Non-recurring professional fees (a)	1,182	-
Adjusted EBITDA	$47,939	$26,425

(a) Non-recurring professional fees represent incremental costs associated with a vendor change that we do not expect to incur in future periods.

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME (3)

	Three months ended March 31,
	2025	2024
	(In thousands)
Net income	$26,904	$17,806
Stock-based compensation modifications (pre-tax)	474	-
Customer credits related to the Voluntary Withdrawal (pre-tax)	3,837	-
Yield Enhancement (pre-tax)	902	-
Non-recurring professional fees (pre-tax) (a)	1,182	-
Adjusted net income (b)	$33,299	$17,806

(a) Non-recurring professional fees represent incremental costs associated with a vendor change that we do not expect to incur in future periods.

(b) Excludes estimated tax effect of the add-backs of $1.3 million.